SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

VIOLIN MEMORY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VIOLIN MEMORY, INC.

4555 Great America Parkway

Santa Clara, California 95054

Notice of Annual Meeting of Stockholders

The 2015 Annual Meeting of Stockholders of Violin Memory, Inc. (the “Annual Meeting”) will be held at our principal executive offices located at 4555 Great America Parkway, Santa Clara, California 95054, on June 4, 2015, at 9:00 a.m., Pacific Time. We are holding our Annual Meeting to:

1.	Elect two Class II directors to serve until the 2018 Annual Meeting of Stockholders or until their successors are elected and qualified; and

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016.

We also will transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

We have selected April 14, 2015, as the record date for determining the stockholders entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

Pursuant to Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders via the Internet. This process allows us to provide stockholders with the information they need and, at the same time, lower the cost of delivery. On or about April 23, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders containing instructions on how to access our 2015 Proxy Statement and our fiscal 2015 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the Annual Meeting. Each attendee must present the Notice, or other proper form of documentation, to be admitted.

By Order of the Board of Directors,

Gary Lloyd Secretary

April 16, 2015

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy. You may vote over the Internet, by telephone or by mail (if you request a paper copy of the proxy materials and wish to vote by mail). Please review the instructions under the section entitled “How do I vote my shares?” of the attached proxy statement regarding each of these voting options.

VIOLIN MEMORY, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

June 4, 2015

This proxy statement is being furnished to stockholders of Violin Memory, Inc. in connection with the solicitation of proxies by our Board of Directors for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”), which is described below.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to our stockholders over the Internet, rather than mailing paper copies of those materials to each stockholder. On or about April 23, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a web site, www.astproxyportal.com/ast/18521, where they can access our 2015 Proxy Statement and fiscal 2015 Annual Report to Stockholders and view instructions on how to vote via the Internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed.

References to “the Company,” “we,” “us” or “our” throughout this proxy statement mean Violin Memory, Inc.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

When and where will the Annual Meeting be held?

The Annual Meeting will be held on June 4, 2015, at 9:00 a.m., Pacific Time, at our principal executive offices, which are located at 4555 Great America Parkway, Santa Clara, California 95054.

What items will be voted on at the Annual Meeting?

As to all holders of our common stock, the purpose of the Annual Meeting is to:

•	Elect two Class II directors to serve until the 2018 Annual Meeting of Stockholders or until their successors are elected and qualified; and

•	Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2016.

We will also transact any other business that may properly come before the Annual Meeting or at any adjournments or postponements of the Annual Meeting.

How does the Board recommend that I vote?

Our Board unanimously recommends that you vote:

•	FOR each director nominee; and

•	FOR the approval of the ratification of KPMG as our independent registered public accounting firm for fiscal 2016.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned Violin Memory, Inc. Common Stock (“Common Stock”) at the close of business on April 14, 2015, the record date for the Annual Meeting, may vote at the Annual Meeting. For each share of Common Stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Who will engage in a solicitation of proxies? Who will bear the cost of that solicitation?

Certain of our directors, officers and employees may solicit proxies on our behalf by mail, phone, fax, e-mail or in person. We will bear the cost of the solicitation of proxies. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Who will tabulate the votes and act as inspector of election?

A representative of American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, will act as the Inspector of Election at the Annual Meeting.

How do I vote my shares?

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Violin Memory, Inc. (through AST):

•	Via the Internet: Go to www.voteproxy.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or, if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	By Telephone: Call toll-free 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and follow the instructions. You will need to enter the Control Number printed on the Notice you received or, if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, date and return the proxy card in the envelope that was provided to you, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares of common stock held in “street” or “nominee” name (through a bank, broker or other nominee):

•	You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or Internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

•	If you own shares in “street name” through a broker and do not instruct your broker how to vote, your broker may not vote your shares on proposals determined to be “non-routine.” Of the proposals included in this proxy statement, the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending January 31, 2016 is considered to be “routine.” The other proposal is considered to be a “non-routine” matter. Therefore, if you do not provide your bank, broker or other nominee holding your shares in “street name” with voting instructions, those shares will count for quorum purposes, but will not be counted as shares present and entitled to vote on the election of directors. Therefore, it is important that you provide voting instructions to your bank, broker or other nominee.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting on June 4, 2015, at 9:00 a.m., Pacific Time, at our principal executive offices, which are located at 4555 Great America Parkway, Santa Clara, California 95054. If you hold your shares in “street” or “nominee,” you must obtain a proxy, executed in your favor, from the holder of record to vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or vote by telephone or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card and through the Internet and telephone voting facilities to vote your shares will vote:

•	FOR each director nominee; and

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2016.

How do I change or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the Annual Meeting, by itself, will not revoke a proxy. You may revoke your proxy by telephone by calling 1-800-776-9437 in the United States or 1-718-921-8500 from foreign countries and following the instructions or via the internet by going to www.voteproxy.com and following the instructions.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

What constitutes a quorum for purposes of the Annual Meeting?

On April 14, 2015, the record date, we had 95,860,655 shares of Common Stock outstanding. Voting can only take place at the Annual Meeting if the holders of a majority of the total number of shares of the Common Stock outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions will be treated as present for purposes of determining the existence of a quorum.

How many votes are required to approve the proposals?

The election of directors in Proposal 1 will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. The affirmative vote of a majority of the voting power of the Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 2.

Can I attend the Annual Meeting in person?

We cordially invite and encourage all of our stockholders to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by us. Stockholders of record must bring a copy of the Notice or proxy card or their brokerage statement showing ownership on the record date in order to be admitted to the Annual Meeting. You should also be prepared to present photo identification for admittance.

Will any other matters be presented at the Annual Meeting?

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2015 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on those other matters.

Who can help answer my questions?

If you have any questions about the Annual Meeting, voting or your ownership of our stock, please contact our investor relations department by e-mail at ir@vmem.com or by phone at (650) 396-1525.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to each of our directors, officers and employees. It addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

We also have adopted a Code of Ethics for Senior Financial Officers (the “Code for Senior Financial Officers”) applicable to our Chief Executive Officer, Chief Financial Officer and other key management employees addressing ethical issues. The Code and the Code for Senior Financial Officers are posted on our website. Any waiver to the Code must be approved by our Board or our Nominating and Governance Committee and must be timely disclosed as required by applicable law. Any waiver to the Code for Senior Financial Officers must be approved by our Audit Committee and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.

Board Composition

The Board currently is composed of eight members, all of whom are “independent directors” as defined under the rules of the New York Stock Exchange (“NYSE”), except for Kevin A. DeNuccio, our President and Chief Executive Officer. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of board seats, which is currently eight, shall be not less than five and not more than thirteen, with the exact number to be fixed from time to time by a resolution of the majority of the Board. There are no family relationships among any of our directors or executive officers.

The Board met a total of nineteen times during fiscal 2015 and acted three times by unanimous written consent. During fiscal 2015, all of our directors attended at least 75% of the meetings of our Board held during their tenure and 75% of the meetings, if any, of the Board committees upon which they served and held during their tenure. The Board does not have a policy requiring director attendance at annual meetings of our stockholders.

Board Leadership Structure

The Board selects the Chairman of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection. The Board does not have a prescribed policy on whether the roles of the

Chairman and Chief Executive Officer should be separate or combined, but recognizes the value to the Company of the separation of these positions. Currently, the roles of Chairman and Chief Executive Officer are separate, and the Board will continue to evaluate whether this leadership structure is in the best interests of the stockholders on a regular basis.

The Chairman of the Board, Dr. Richard N. Nottenburg, presides over each Board meeting. The Chairman serves as liaison between our Chief Executive Officer and the other directors, approves meeting agendas and schedules and notifies other members of the Board regarding any significant concerns of stockholders or interested parties of which he becomes aware. The Chairman presides at stockholders’ meetings and provides advice and counsel to the Chief Executive Officer.

Board Committees

We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. Each committee has the composition and responsibilities described below:

Audit Committee — Mr. Kurtz, Dr. Bo-Linn and Messrs. Mahadevan and Walrod serve on our Audit Committee. Mr. Kurtz is the chairperson of the Committee. Our Audit Committee assists our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, and is directly responsible for the approval of the services performed by our independent accountants and review of their reports regarding our accounting practices and systems of internal accounting controls. Our Audit Committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. Our Audit Committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our Board has determined that all members of the Audit Committee are audit committee financial experts, as defined by the rules promulgated by the SEC, and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The Audit Committee met eleven times during fiscal 2015 and acted one time by unanimous written consent.

Compensation Committee — Messrs. Lang and Antoun, Dr. Nottenburg, and Dr. Bo-Linn serve on our Compensation Committee. Mr. Lang is the chairperson of the Committee. Our Compensation Committee assists our Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. Our Compensation Committee reviews and makes recommendations to our Board with respect to our major compensation plans, policies and programs. In addition, our Compensation Committee reviews and makes recommendations for approval by the independent members of our Board regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our equity plans. The Compensation Committee met six times during fiscal 2015 and acted seven times by unanimous written consent.

Nominating and Corporate Governance Committee — Messrs. Walrod and Lang and Dr. Nottenburg serve on our Nominating and Corporate Governance Committee. Mr. Walrod is the chairperson of the Committee. Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, our Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to the Board concerning corporate governance matters. The Nominating and Corporate Governance Committee met seven times during fiscal 2015.

Directors’ Stock Ownership Policy

In order to better align the interests of our directors and those of our stockholders, all current directors, no later than April 2018, and all future directors, within three years of becoming directors, are required to own that number of shares of our common stock equal in market value, at the time(s) of purchase(s), to three times the base annual retainer for our directors, which is discussed below in the section entitled “Compensation of Directors.” Our directors are permitted, but are not required, to accept shares of our common stock in lieu of all or a part of the payment of the base annual retainer in cash.

Copies of Corporate Governance and Other Materials Available

The following documents are available for downloading or printing on our web site at www.vmem.com, by selecting “Company,” then “Investors,” then either “Corporate Governance” or “Code of Conduct,” and then the links to the documents listed below:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Code of Ethics for Senior Financial Officers

Compensation Committee Interlocks and Insider Participation

Messrs. Lang, Walrod and Antoun, and Dr. Nottenburg and Dr. Bo-Linn served as members of our Compensation Committee during fiscal 2015. None of the members of our Compensation Committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Nomination Policy

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

The Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our governance guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee also seeks to ensure that a majority of our directors are independent under the NYSE rules and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies director nominees first by evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. The candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the board of directors for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating and Corporate Governance Committee decides not to re-nominate a director, or if a vacancy is created on the board of directors because of a resignation or an increase in the size of the board or other event, then the Nominating and Corporate Governance Committee will consider whether to replace the director or to decrease the size of the Board. If the decision is to replace a director, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by

Committee members, by other Board members, a director search firm engaged by the Committee or our stockholders. Prospective nominees are evaluated by the Nominating and Corporate Governance Committee based on the membership criteria described above and set forth in our governance guidelines.

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Corporate Governance Committee should notify our Corporate Secretary in writing at our principal executive office. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as publicly announced by us prior to the meeting.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating and Corporate Governance Committee generally must include the following information about the prospective nominee:

•	the name, age, business address and residential address of the person;

•	the principal occupation of the person;

•	the number of shares of our capital stock owned by the person;

•	a description of all compensation and other relationships during the past three years between the stockholder and the person;

•	any other information relating to the person required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	the person’s written consent to serve as a director if elected.

The Nominating and Corporate Governance Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating and Corporate Governance Committee reasonably may require to determine the person’s eligibility to serve as an independent director or that could be material to a stockholder’s understanding of the person’s independence or lack thereof.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but instead administers this oversight function directly through the Board, as well as through our standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Secretary

Violin Memory, Inc.

4555 Great America Parkway

Santa Clara, California 95054

BOARD OF DIRECTORS

Our Board is divided into three classes, each serving staggered, three-year terms. At the Annual Meeting, stockholders will be asked to elect two persons to serve as directors until our 2018 annual meeting. See “Proposal No. 1 – Election of Directors.”

Below are the names and ages of our eight directors as of the date of this proxy statement, the year each became a director, each director’s principal occupation or employment for at least the last five years, and other public company directorships held by each director. Unless authority is withheld, the persons named as proxies in the voting materials available to you or in the accompanying proxy will vote for the election of the Class II nominees listed below. We have no reason to believe that either nominee will be unable to serve as a director. However, if either of the nominee becomes unable to serve, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Our directors and their ages as of March 31, 2015 are set forth below:

Name	Age	Position
Kevin A. DeNuccio	55	President, Chief Executive Officer and Director
Richard N. Nottenburg (2)(3)	61	Chairman of the Board
Georges J. Antoun (2)	52	Director
Cheemin Bo-Linn (1)(2)	61	Director
William H. Kurtz (1)	57	Director
Lawrence J. Lang (2)(3)	50	Director
Vivekanand Mahadevan (1)	61	Director
David B. Walrod (1)(3)	49	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Our Board is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Dr. Richard N. Nottenburg, David B. Walrod and William H. Kurtz and their terms will expire at our 2017 annual meeting of stockholders;

•	Our Class II directors are Lawrence J. Lang and Vivekanand Mahadevan and their terms will expire at our 2015 annual meeting of stockholders; and

•	Our Class III directors are Kevin A. DeNuccio, Dr. Cheemin Bo-Linn and Georges Antoun and their terms will expire at our 2016 annual meeting of stockholders.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Kevin A. DeNuccio is our President and Chief Executive Officer and has served as a member of our Board since February 2014. Previously, he served as Chief Executive Officer of Metaswitch Networks Ltd., a telecommunications hardware and software company, from February 2010 until June 2012. He remained a member of the Metaswitch Networks’ board of directors until joining us. Mr. DeNuccio served as President and Chief Executive Officer of Redback Networks Inc., a provider of edge routers, from August 2001 until its acquisition by Ericsson in January 2007. From 1995 to 2001, he held a number of executive positions at Cisco Systems, including senior vice president of worldwide service provider operations. Prior to joining Cisco, Mr. DeNuccio was President and CEO of Bell Atlantic Network Integration, a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). He has also held senior management positions at both Unisys

Corporation and Wang Laboratories network integration and worldwide channel partner businesses. Mr. DeNuccio previously served on numerous public and private boards of directors including Redback Networks, JDS Uniphase Corporation, KPMG consulting (BearingPoint), Netpliance (TippingPoint), Salesnet and SanDisk. He currently serves on the board of directors of Juniper Networks, Calix, Ground (Ctrl), SevOne and Northeastern University. Mr. DeNuccio earned a master’s degree in business administration from Columbia University and a bachelor’s degree in Finance from Northeastern University. Our Board has concluded that Mr. DeNuccio should serve as a director due to his outstanding record within the technology industry, wealth of industry experience and the perspective and experience he brings as our President and Chief Executive Officer.

Dr. Richard N. Nottenburg has served as a member of our Board since February 2014 and as Chairman of the Board since June 2014. Dr. Nottenburg, an investor in early stage technology companies and a management consultant, served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from June 2008 through October 2010. From July 2004 until May 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. Dr. Nottenburg is currently a member of the boards of directors of PMC Sierra, Inc. (where he is also a member of the audit committee), Verint Systems Inc., (where he is also chairman of the compensation committee). Dr. Nottenburg holds a B.S. in Electrical Engineering from Polytechnic Institute of New York, an M.S. in Electrical Engineering from Colorado State University, and a Doctor of Science in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland. Our Board has concluded that Dr. Nottenburg’s financial and business expertise, including his diversified background of managing technology companies, serving as a chief executive officer, and serving as a director of public technology companies, give him the qualifications and skills to serve as a director.

Georges J. Antoun has served as a member of our Board since June 2014. Mr. Antoun is Chief Operating Officer of First Solar, Inc., a global provider of comprehensive solar systems. From January 2007 to July 2011, Mr. Antoun was the Head of Product Area IP & Broadband Networks for Telefonaktiebolaget L.M. Ericsson. Before joining Ericsson, from August 2001 to January 2007, Mr. Antoun was Senior Vice President of Worldwide Sales & Operations at Redback Networks, which Ericsson acquired in January 2007. After the acquisition of Redback Networks, Mr. Antoun was promoted to Chief Executive Officer of the Redback entity at Ericsson until 2009. Prior to Redback Networks, from 1996 to 2001, Mr. Antoun worked at Cisco Systems where he served in various executive roles including Vice President of Worldwide Systems Engineering and Field Marketing, Vice President of Worldwide Optical Operations and Vice President of Carrier Sales. Mr Antoun also serves on the board of directors of Ruckus Wireless, Inc. and Dexcomm, Inc. Mr. Antoun holds a B.S. in Engineering from the University of Louisiana at Lafayette, an M.S. in Information Systems from NYU Poly and an Executive Management degree from the Ericsson program at Columbia University. Our Board has concluded that Mr. Antoun should serve as a director due to his vast executive and technical experience.

Dr. Cheemin Bo-Linn has served as a member of our Board since December 2013. Dr. Bo-Linn is the CEO and President of Peritus Partners Inc., an international consulting group focused on leading companies to the next level growth and increasing business valuation, and has held this position since January 2013. From September 2010 to November 2012, she was Chief Marketing Officer, Chief Revenue Officer and consultant at NetLine Corporation, a global online multi-channel digital media network, mobile applications and content marketing services company. From July 2006 to August 2010, she was President of Peritus Partners Inc./BL Group. From June 1980 to June 2006, she held a number of executive business management roles including IBM Vice-President of Electronics, and other roles with responsibility ranging from strategy, marketing, sales, operations and investments across storage and software products and consulting services. She presently serves on the Advisory Board of SpeedTrack, a business analytics software company, and Women in Technology International, an online marketplace for research, publications, media and career services. She previously served as a member of the Boards of Directors of NetLine Corporation, Association of Corporate Growth-SV, American Electronics Association and several private companies. She holds a Doctorate of Education focused on “Computer-based Management Information Systems and Organizational Change” from the University of Houston. Our Board has concluded Dr. Bo-Linn should serve as a director because of her executive management roles, her financial experience, her software, storage and digital media expertise and her experience as a consultant to a significant number of international companies.

William H. Kurtz has served as a member of our Board since November 2014 and chairs Violin’s Audit Committee. Mr. Kurtz is also on the board of directors of PMC Sierra, a position he has held since 2003, where he also chairs the audit committee. Mr. Kurtz joined Bloom Energy, a developer of fuel cell systems for on-site power generation, as Chief Financial Officer in March 2008. From September 2005 to March 2008, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company. From March 2004 until August 2005, Mr. Kurtz served as Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc., a designer and manufacturer of high-performance modular enterprise storage systems. From July 2001 to February 2004, Mr. Kurtz served as Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc., a data storage company. From August 1998 to June 2001, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Scient Corporation, a provider of professional services. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant (inactive). Our Board has determined that Mr. Kurtz should serve as a director because of his vast financial and business experience.

Lawrence J. Lang has served as a member of the Board since April 2010. From September 2010 to November 2013, Mr. Lang has served as President and Chief Executive Officer of Quorum Labs, Inc., a company which provides high availability and disaster recovery computing products and services. He previously served as Vice President and General Manager of the Services and Mobility Business Unit of Cisco Systems, Inc. from December 2001 to November 2009. Mr. Lang served on the board of directors of Infineta Systems, Inc., a provider of inter-datacenter, wide-area network optimization solutions, from May 2012 until the sale of its assets to Riverbed Networks, Inc. in February 2013. He also previously served on the board of directors of BelAir Networks Inc., a provider of carrier-grade Wi-Fi equipment, from March 2010 until May 2012, when it was acquired by Ericsson, Inc. He currently advises and invests in various early-stage technology companies. Mr. Lang holds an M.S. in Operations Research from Stanford University and a B.S.E. in Electrical Engineering from Duke University. Our Board has concluded that Mr. Lang should serve as a director due to his background of more than twenty years of global business-building experience and as an executive in the technology industry.

Vivekanand Mahadevan has served as a member of our Board since April 2014. Mr. Mahadevan is Chief Executive Officer of Dev Solutions, Inc., a technology consulting firm focused on data analytics, security, storage and cloud markets, and has held that position since January 2013. Previously, Mr. Mahadevan was Chief Strategy Officer of NetApp, Inc., a storage and data management company, from November 2010 to March 2012. From January 2009 to September 2010, Mr. Mahadevan was Vice President of Marketing and Business Line Executive at LSI Corp., a semiconductor and software company. From December 2007 through June 2008, he served as Chief Executive Officer of Deeya Energy, Inc., an energy storage technology company. Mr. Mahadevan serves on the board of directors of Overland Storage, Inc., formerly Overland Data, Inc. Mr. Mahadevan has a B.S. from the Indian Institute of Technology, Madras, and an M.S. and MBA from the University of Iowa. Our Board has concluded that Mr. Mahadevan should serve as a director because of his executive experience in the technology industry and specifically his experience in the enterprise storage space.

David B. Walrod has served as a member of our Board since September 2011. Mr. Walrod has served on the board of directors of LumaSense Technologies, Inc., a provider of temperature and gas sensing instruments, since November 2005, TrustID, Inc., a provider of physical authentication solutions, since December 2009. Superior Care Pharmacy, Inc., a pharmacy services provider, since March 2010 and also as its president since March 2010, and Pier 88, LLC, an investment management company since September 2013. Mr. Walrod has served as Executive-in-Residence at Vodafone, a telecommunications provider, since August 2012, and as an independent investor and advisor since April 2007. He has also served as a Venture Partner of Bridgescale Partners, a venture capital investment company, from April 2009 to December 2011 and a General Partner of Oak Investment Partners, a venture capital investment company, from March 1999 to April 2007. Mr. Walrod received a J.D.

from Harvard Law School, a Ph.D. in Physics from the Massachusetts Institute of Technology and a B.A. in Physics from the University of California, Berkeley. Our Board has concluded that Mr. Walrod should serve as a director due to his extensive board experience as a venture capitalist investing in growth technology companies, which brings industry and investment experience to the board of directors.

EXECUTIVE OFFICERS

The following sets forth to biographical information of our named executive officers as of March 31, 2015:

Name	Age	Position
Kevin A. DeNuccio	55	President, Chief Executive Officer and Director
Cory J. Sindelar	46	Chief Financial Officer
Thomas G. Mitchell	56	Senior Vice President, Global Field Operations

A description of the business experience of Kevin A. DeNuccio is provided above under the heading “Board of Directors”.

Cory J. Sindelar has served as our Chief Financial Officer since December 2011. Prior to joining us, Mr. Sindelar served as the Chief Financial Officer from March 2011 to December 2011 and as a Consultant from December 2010 to March 2011 of Kilopass Technology, Inc., a memory semiconductor company. He also previously served as Chief Financial Officer of Ikanos Communications, Inc., a semiconductor and software provider, from September 2006 to July 2010. From 2003 to 2006, Mr. Sindelar held various finance positions at EMC Corporation. From 2000 to 2003, Mr. Sindelar was Vice President, Corporate Controller and Principal Accounting Officer at Legato Systems, Inc., which was acquired by EMC. Mr. Sindelar holds a B.S. in Business Administration from Georgetown University.

Thomas G. Mitchell has served as our Senior Vice President of Global Field Operations since February 2014. Prior to joining the Company, and beginning in 2010, Mr. Mitchell was employed by Avaya Inc., a global provider of next-generation business collaboration and communications solutions. Mr. Mitchell held a number of positions at Avaya and, most recently, served as Senior Vice President, Avaya Global Sales, and led Avaya’s worldwide sales organization, including its sales force and channel organization. Prior to joining Avaya in 2010, Mr. Mitchell was a technology consultant for more than six years and specialized in developing and refining strategies in the information technology marketplace for clients ranging from small companies to established multinational corporations with large product and service revenue streams. From 1993 to 2002, Mr. Mitchell was Senior Vice President at Cisco Systems Inc., a provider of networks and technology architecture, and was in charge of Cisco’s channel sales and marketing, telesales, field sales engineering and channel services sales organizations. From 1984 to 1993, Mr. Mitchell was employed by Motorola ISG, a global provider of network communications equipment in a number of positions in Motorola’s sales and marketing organization. Mr. Mitchell earned a B.A. in Marketing from Northern Colorado University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2015, the number of shares of common stock beneficially owned by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all or our named executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is: c/o Violin Memory, Inc., 4555 Great America Parkway, Santa Clara, California 95054.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Except as otherwise indicated, each director and named executive officer (1) has sole investment and voting power with respect to the securities indicated or (2) shares investment and/or voting power with that individual’s spouse.

Applicable percentage beneficial ownership data is based on 95,789,619 shares of our common stock outstanding as of March 31, 2015. In computing the number of shares of capital stock beneficially owned by a person and the percentage beneficial ownership of that person, we deemed outstanding shares subject to options, restricted stock units and warrants held by that person that are currently exercisable or vesting within 60 days of March 31, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Class
5% Stockholders:
Entities affiliated with Toshiba (2)	9,161,126	9.6%
Mark N. Rosenblatt (3)	5,374,710	5.6

Executive Officers and Directors:
Kevin A. DeNuccio (4)	2,456,407	2.6%
Cory J. Sindelar	199,107	*
Thomas G. Mitchell (5)	312,500	*
Georges J. Antoun	32,000	*
Cheemin Bo-Linn (6)	51,000	*
William H. Kurtz	14,925	*
Lawrence J. Lang (7)	387,826	*
Vivekanand Mahadevan (8)	44,700	*
Richard N. Nottenburg (9)	161,666	*
David B. Walrod (10)	395,803	*
All Executive Officers and Directors as a group (10 persons) (11)	4,055,934	4.2%

(1)	The number and percentage of shares beneficially owned is determined in accordance with rule 13-d3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares to which the person has sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of March 31, 2015, through the exercise of any stock options or other rights. Any shares that a person has the right to acquire within 60 days of March 31, 2015 are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on a Schedule 13G filed on February 14, 2014, 5,000,000 shares held by Toshiba Corporation and 4,161,126 shares held by Toshiba America Electronic Components, Inc. Toshiba Corporation’s address is 1-1, 1-Chome, Minato-ku, Tokyo, 105-8001, Japan and Toshiba America Electronic Components, Inc.’s address is 9740 Irvine Boulevard, Irvine, California 92618.
(3)	Based on a Schedule 13G filed on June 9, 2014, Mark N. Rosenblatt beneficially owned 5,374,710 shares consisting of shared power to vote 4,454,364 shares and sole power to vote 920,346 shares. Rationalwave Associates, the discretionary investment manager of Rationalwave Onshore, has the power to direct the voting and disposition of shares held by Rationalwave Onshore. Mr. Rosenblatt is the President of Rationalwave Associate and in that capacity directs the voting and disposition of shares held by Rationalwave Onshore. The address of the business office of each of the Reporting Persons is 108 Ardsley Road, Scarsdale, NY 10583

(4)	Includes 2,261,537 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015, of which 115,385 shares are immediately exercisable, but subject to continued vesting.
(5)	Includes 312,500 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.
(6)	Includes 41,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.
(7)	Includes 109,326 shares held by L. Lang & K. Lang TTEE The Lang Revocable Trust and includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.
(8)	Includes 43,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.
(9)	Includes 36,666 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.
(10)	Includes 14,883 shares held by The Walrod Family Trust (11/12/2010) and 100,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.
(11)	Includes 2,844,703 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In addition to the cash and equity compensation arrangements of our named executive officers and directors, the following is a description of transactions for the year ended January 31, 2015, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which, at the time of such transaction, any of our directors, named executive officers or beneficial holders of more than 5% of our capital stock, or entities affiliated with or immediate family members of any of the foregoing, had or will have a direct or indirect material interest.

Agreements with Toshiba

In June 2011, we entered into a Sales Agreement with Toshiba Corporation and its affiliates, including Toshiba America Electronic Components, Inc. (collectively Toshiba), pursuant to which we agreed to purchase at least 70% of our flash memory from Toshiba. For the year ended January 31, 2015, we purchased $9.2 million of components from Toshiba. Our Sales Agreement with Toshiba expires in June 2015 and will automatically renew for successive one-year periods unless terminated by either party. For the year ended January 31, 2015, we also had sales of arrays and support to Toshiba of $1.6 million.

In July 2013, the Company signed an agreement with Toshiba for the development of PCIe cards and the sale of sample cards and received a prepayment of $16 million. The Company recognized $1.0 million of service revenue related to this agreement during fiscal 2015. In May 2014, the Company entered into a mutual termination agreement with Toshiba to terminate its development of PCIe cards. Pursuant to the termination agreement, the remaining portion of the undelivered development services and sample cards of $5.8 million was refunded to Toshiba.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law. See “Management — Limitation on Liability and Indemnification Matters.”

Related-Party Transaction Policy

Our executive officers, directors, holders of more than 5% of any class of our voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board in the event it is inappropriate for our Audit Committee to review the transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning total compensation of our named executive officers for services rendered to us in all capacities for each of the three years ended January 31, 2015:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards (1)($)	Restricted Stock Unit Awards (1)($)	Other (2) ($)	Total ($)
Kevin A. DeNuccio (3)	2015	750,000	3,750,000	6,855,753	—	10,200	11,365,953
President and Chief Executive Officer

Cory J. Sindelar	2015	300,000	96,880	450,800	—	10,200	857,880
Chief Financial Officer	2014	265,000	120,000	—	661,500	10,200	1,056,700
	2013	240,000	120,000	—	1,430,000	10,200	1,800,200

Thomas G. Mitchell	2015	285,385	121,100	1,604,165	—	10,200	2,035,465
Senior Vice President, Global Field Operations

(1)	The amounts shown are the aggregate grant date fair value of stock options and RSUs computed in accordance with FASB Accounting Standards Codification No. 718: Compensation—Stock Compensation (ASC 718) and do not reflect the compensation actually received by the named executive officer. These award values have been determined based on certain assumptions, which are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-based Compensation” included in our Annual Report on Form 10K filed with the SEC on April 8, 2015.
(2)	Includes employer paid portion of benefits.
(3)	Pursuant to Mr. DeNuccio’s employment offer letter, his sign-on bonus of $3.0 million is subject to a “Payback Event” (as described below in the section entitled “Employment Agreements”) on an after tax basis. As of January 31, 2015, the portion of the sign-on bonus subject to refund was $525,952. In September 2014, Mr. DeNuccio elected to receive shares of the Company’s common stock in lieu of $705,000 of his salary for the year ended September 15, 2015 and his fiscal 2015 bonus of $750,000.

Outstanding Equity Awards

The following table presents certain plan information of equity awards held by our named executive officers as of January 31, 2015:

		Option Awards (1)				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Unvested RSUs	Market Value of Unvested RSUs ($) (2)
Kevin A. DeNuccio	2/3/2014	1,916,666	2,083,334	$3.78	2/2/2024
Cory J. Sindelar	6/4/2014	—	300,000	$3.52	6/3/2021
	9/3/2013					51,563	198,002
Thomas G. Mitchell	2/19/2014	—	1,000,000	$3.87	2/18/2021

(1)

Our stock option agreements with our named executive officers provide that, if the executive’s service terminates for any reason except death or total and permanent disability, the option will expire on the earlier of: i) the date three months after the date service terminates or ii) the date on which the option expires by its terms. However, if service terminates as the result of an involuntary termination in connection with a change of control pursuant to the terms of agreements between the Company and the executives, described in Employment Agreements, below, the option will expire on the earlier of: i) the date two years after the date service terminates or ii) the expiration date.
(2)	The market value is based on the closing price of our common stock on January 31, 2015, which was $3.84 per share.

Employment Agreements

Below is a summary of the employment agreements with our executive officers that were in effect as of March 31, 2015.

Kevin A. DeNuccio

In February 2014, we entered into an employment offer letter with Kevin A. DeNuccio. Pursuant to his offer letter, Mr. DeNuccio will receive an annual base salary of $750,000, subject to review by the Compensation Committee from time to time. Mr. DeNuccio’s salary cannot be reduced without his consent other than a reduction that applies pro rata to all members of the Company’s senior management team. Mr. DeNuccio will also be eligible for an annual bonus based on criteria established by the Compensation Committee for years after 2015 with a target amount equal to 100% of his base salary. Mr. DeNuccio’s bonus for fiscal 2015 will be equal to $750,000. The offer letter also provides that Mr. DeNuccio will receive a buy-out and signing bonus of $3.0 million as compensation for us asking him to resign from the boards of several public and private companies on which he served. If, prior to the 18-month anniversary of Mr. DeNuccio’s employment or a change of control, Mr. DeNuccio’s employment ends because he resigns without good reason or is terminated for cause or by reason of his death or disability (each, a “Payback Event”), then Mr. DeNuccio must return the pro rata portion of this $3.0 million bonus (on an after-tax basis) to the Company.

We granted Mr. DeNuccio an option to purchase 4,000,000 shares. Under the terms of the grant, 1,000,000 shares are immediately exercisable but a pro rata portion will be subject to a right of repurchase at the exercise price if, before Mr. DeNuccio completes 18 months of employment, his employment ends due to the occurrence of a Payback Event. If we are subject to a change of control before Mr. DeNuccio’s employment terminates, the right to repurchase will lapse in full. The remaining 3,000,000 shares underlying the grant will vest in equal monthly installments over 36 months, subject to Mr. DeNuccio’s continued service through the vesting date. In the event of an involuntary termination of Mr. DeNuccio’s employment, the vesting of these shares will accelerate by 12 months and the vested portion of the option will remain exercisable for a period of 12 months following the date of termination. If we are subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

In the event of an involuntary termination, we will pay an amount equal to the sum of (i) Mr. DeNuccio’s base salary for a 12 month period plus (ii) Mr. DeNuccio’s target bonus for the year in which the involuntary termination occurs. In addition, Mr. DeNuccio will be eligible for continuing health benefits for 12 months following the involuntary termination. To be eligible to receive any severance compensation, including acceleration of his option, Mr. DeNuccio must execute a release of claims against the Company.

In September 2014, we entered into an Agreement with Mr. DeNuccio (the “Agreement”), effective as of September 16, 2014, pursuant to which Mr. DeNuccio elected to receive shares of the Company’s common stock in lieu of cash for salary and bonus (the “Shares”), except for minimum wage payments and other payments required to be paid in cash under applicable law.

The term of the Agreement is from September 16, 2014 until September 15, 2015 (the “Term”). For the Term, we have agreed to compensate Mr. DeNuccio as follows: (i) payment of Mr. DeNuccio’s bonus of $750,000 for fiscal 2015 (the “Bonus Payment”), the amount of which is guaranteed pursuant to Mr. DeNuccio’s employment offer letter described above; (ii) payment of Mr. DeNuccio’s salary, net of the Minimum Wage Payment (defined below) of $705,000 (the

“Salary Payment”); and (iii) payment of $45,000, representing the approximate portion of Mr. DeNuccio’s salary payable under applicable State of California minimum wage laws (the “Minimum Wage Payment”). The Bonus Payment and the Salary Payment, less applicable withholding taxes, and the Minimum Wage Payment, less applicable withholding taxes and Mr. DeNuccio’s contributions to such benefits as he from time to time elects, are made in full satisfaction of Mr. DeNuccio’s entitlement to all salary and bonus amounts for the Term.

Mr. DeNuccio elected to receive the Shares under the Company’s 2012 Equity Incentive Plan (the “Plan”) in lieu of cash in full payment and satisfaction of the Bonus Payment and the Salary Payment on September 30, 2014, subject to the provisions of the Agreement. The Minimum Wage Payment will be paid to Mr. DeNuccio during the Term in cash and in accordance with our payroll practices. The fair market value of the Shares was determined by the Company based upon the per Share closing price on September 30, 2014, reported by the NYSE and the number of Shares delivered to Mr. DeNuccio was reduced by a number of Shares equal in value to applicable withholding taxes. No fractional Shares will be issued or delivered pursuant to this Agreement, and the Company will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be canceled, terminated or otherwise eliminated. The grant of Shares will be subject to the terms of the Plan and a restricted stock agreement.

The Shares delivered in satisfaction of the Bonus Payment and the Salary Payment (net of Shares withheld for taxes) are subject to forfeiture in the event that Mr. DeNuccio’s employment terminates for any reason prior to a change of control of the Company (a “Termination of Employment”).

The Bonus Payment was earned on February 15, 2015.

With respect to the Salary Payment, in the event of a Termination of Employment during the Term, Mr. DeNuccio will forfeit the number of Shares that were delivered to him by the Company in payment of the Salary Payment; provided, however, that the total number of Shares Mr. DeNuccio is required to deliver shall be reduced by 8.333% for each full month, and pro-rata for each portion of a month, completed during the Term prior to the date on which the Termination of Employment occurs.

If the forfeiture restrictions lapse upon a change of control of the Company, and Mr. DeNuccio also becomes entitled to severance pay upon an involuntary termination in connection with the change of control, the Company will reduce the amount of severance pay by the portion of the Salary Payment allocable to the period between the change of control and the end of the Term, subject to compliance with section 409A of the Internal Revenue Code.

Cory J. Sindelar

In December 2011, we entered into an employment offer letter with Mr. Sindelar. The offer letter set Mr. Sindelar’s base salary at an annual rate of $240,000, which was increased to $300,000 in September 2013, and provided that Mr. Sindelar is eligible to receive an annual bonus of up to $120,000. Mr. Sindelar is also entitled to participate in all employee benefit plans, including group health plans and all fringe benefit plans. Mr. Sindelar’s offer letter provides that he is an at-will employee, and his employment may be terminated at any time by him or us. Pursuant to Mr. Sindelar’s offer letter, if we experience a change of control, Mr. Sindelar will receive acceleration of vesting of his equity awards, subject to a requirement that he provides up to six months of transition assistance if required as part of the acquisition agreement.

In January 2014, we entered into a Change of Control and Severance Agreement with Mr. Sindelar. If Mr. Sindelar’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to: (i) nine months of base salary plus pro rata amount of annual target bonus, (ii) acceleration of all equity and (iii) reimbursement of health insurance for up to twelve months. If his employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Sindelar signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Sindelar shall be entitled to (i) nine months of base salary and (ii) reimbursement of health insurance for up to nine months.

Thomas G. Mitchell

In February 2014, we entered into an employment offer letter dated with Mr. Mitchell. Pursuant to the terms of his offer letter, Mr. Mitchell will receive an annual base salary of $300,000, subject to adjustment pursuant to the Company’s compensation policies in effect from time to time. Mr. Mitchell is also eligible to earn an additional $300,000 in incentive compensation on an annualized basis based on meeting certain established sales performance objectives.

We granted Mr. Mitchell an option to purchase 1,000,000 shares of our common stock. Under the terms of the grant, 250,000 shares will vest upon Mr. Mitchell’s completion of one year of continuous service after his date of hire, and the balance of 750,000 shares will vest in equal quarterly installments over the subsequent three years, subject to Mr. Mitchell’s continuous service through each vesting date. Subject to the terms of a Change in Control and Severance Agreement between the Company and Mr. Mitchell, which is summarized below, if we are subject to a change of control, all of the shares underlying the option will become fully vested and exercisable.

In February 2014, we entered into a Change of Control and Severance Agreement with Mr. Mitchell. If Mr. Mitchell’s employment with us terminates as a result of an involuntary termination on or at any time within three months before or twelve months after a change of control, and Mr. Mitchell signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Mitchell shall be entitled to: (i) six months of base salary, (ii) acceleration of all equity and (iii) reimbursement of health insurance for up to six months. If his employment with us terminates as a result of an involuntary termination without a change of control, and Mr. Mitchell signs and does not revoke a standard release of claims in a form reasonably acceptable to us, then Mr. Mitchell shall be entitled to (i) six months of base salary and (ii) reimbursement of health insurance for up to six months.

Potential Payments Upon Termination or Change of Control

The following table summarizes the payments that would be made to our named executive officers, who were serving in this capacity as of January 31, 2015, upon termination of employment qualifying for severance benefits not in connection with a change in control, the occurrence of a change of control or a termination of employment qualifying for severance benefits following a change of control, assuming that each named executive officer was terminated without cause not in connection with a change in control on January 31, 2015, that a change of control of our Company occurred on January 31, 2015, or in the event that each named executive officer’s involuntary termination of employment with our company occurred on January 31, 2015 within 12 months following a change of control, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees, such as accrued vacation, (iii) any earned but unpaid annual bonus for any annual bonus period which had ended prior to termination or (iv) any equity awards received by the named executive officers after January 31, 2015.

Name	Termination without Cause not in Connection with a Change of Control	Change of Control	Involuntary Termination within 12 Months after a Change of Control
Kevin A. DeNuccio:
Cash severance	$1,500,000	$—	$1,500,000
Acceleration of equity (1)	60,000	—	120,000
Continued health benefits (2)	19,271	—	19,271

	$1,579,271	$—	$1,639,271

Cory J. Sindelar:
Cash severance	$225,000	$—	$225,000
Acceleration of equity (1)	—	—	294,002
Continued health benefits (2)	14,995	—	19,933

	$239,995	$—	$538,933

Thomas G. Mitchell:
Cash severance	$150,000	$—	$150,000
Acceleration of equity (1)	—	—	—
Continued health benefits (2)	9,635	—	9,635

	$159,635	$—	$159,635

(1)	The value of accelerated equity was calculated by multiplying the number of RSUs subject to acceleration by the closing price of our common stock as of January 31, 2015 of $3.84 per share and by multiplying the number of shares subject to acceleration by the difference between the closing price of our common stock as of January 31, 2015 and the per share exercise price of the “in-the-money” accelerated stock option.
(2)	Represents the aggregate full premium payments that would be required to be paid to or on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2015 for the maximum period available to the named executive officer).

Equity Compensation Plan Information

The following table sets forth required information for the Company’s equity compensation plans as of January 31, 2015:

	Number of Securities to be Issued Upon Exercise of Outstanding Equity Awards	Weighted Average Exercise Price of Outstanding Equity Awards	Number of Securities available for Future Issuances under Equity Compensation Plans (3)
Plan Category
Equity compensation plans approved by shareholders (1)	13,247,540	$1.34	6,613,948
Equity plans not approved by shareholders (2)	6,250,000	$3.94	—

(1)	Includes the 2012 Stock Incentive Plan (the “2012 Plan”) and 2005 Stock Plan, which was superseded by the 2012 Plan.
(2)	Includes inducement awards made to Mr. DeNuccio and certain other executives under the employee inducement award exemption under the NYSE Listed Company Manual Rule 303A.08. In February 2015, 1,250,000 shares were forfeited.

(3)	The number of shares available for issuance under the 2012 Plan will automatically increase on the first day of each fiscal year in an amount equal to the lesser of (i) 5% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (ii) a lesser amount determined by the Board of Directors.

Compensation of Directors

Our compensation committee reviews and makes recommendations to our board of directors concerning director compensation. Mr. DeNuccio, who is our Chief Executive Officer and a director, is not compensated for his service as a director. Each of our non-employee directors are entitled to receive compensation for fiscal 2015 as described below.

Each of our directors receives a base annual retainer of $35,000, and our Chairman receives an additional annual retainer of $10,000. In addition, the chairperson and members of the Audit Committee receive annual retainers of $20,000 and $10,000 respectively; the chairperson and members of the Compensation Committee receive annual retainers of $15,000 and $7,500, respectively; and the chairperson and members of the Nominating and Corporate Governance Committee receive annual retainers of $9,000 and $4,500, respectively. Our directors are permitted, but not required, to accept shares of common stock in lieu of all or a portion of the payment of the base annual retainer.

New, non-employee directors receive an initial grant of a non-statutory option to purchase that number of shares of common stock having a value of $250,000 using the Black-Scholes valuation methodology and which vests and becomes exercisable in equal annual amounts over three years. Thereafter, on the date of our annual shareholder meeting, non-employee directors who have served as a director for at least six months prior to the annual meeting date receive annual grants of non-statutory options to purchase that number of shares common stock having a value of $150,000 using the Black-Scholes valuation methodology and which vests and becomes exercisable on the first anniversary date of the grant.

Our directors do not receive any additional compensation for attending board or committee meetings.

Director Compensation Table

The following table sets forth a summary of the compensation earned by directors for the year ended January 31, 2015:

Name	Fees Earned in Cash($)	Option Awards($) (1)	Total($)
Richard N. Nottenburg, Chairman	49,814	400,000	449,814
Georges J. Antoun	27,672	250,000	277,672
Howard A. Bain III (2)	23,192	—	23,192
Cheemin Bo-Linn	55,836	150,000	205,836
William H. Kurtz	12,255	250,000	262,255
Lawrence J. Lang	54,500	150,000	204,500
Vivekanand Mahadevan	35,772	250,000	285,772
Jeffrey J. Newman (3)	12,019	—	12,019
David B. Walrod	54,000	150,000	204,000

(1)

Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award granted during fiscal 2015 in accordance with ASC 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-Based Compensation” included in our Annual Report on Form 10K filed with the SEC on April 8, 2015. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718. These awards vest over one and/or three years.
(2)	Mr. Bain resigned as a member of the board of directors and related committees effective June 5, 2014.
(3)	Mr. Newman resigned as a member of the board of directors and related committees effective June 4, 2014.

The following table lists all outstanding equity awards held by non-employee directors as of January 31, 2015:

			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Unvested RSUs	Market Value of Unvested RSUs($) (1)
Richard N. Nottenburg	9/4/2014	(2)	—	65,000	$4.46	9/3/2024
	2/28/2014	(3)	—	110,000	$4.35	2/27/2024

Georges J. Antoun	6/6/2014	(3)	—	122,000	$3.92	6/5/2024

Cheemin Bo-Linn	9/4/2014	(2)	—	65,000	$4.46	9/3/2024
	12/20/2013	(3)	41,000	82,000	$3.82	12/19/2023

William H. Kurtz	11/11/2014	(3)	—	100,000	$4.89	11/10/2024

Lawrence J. Lang	9/4/2014	(2)	—	65,000	$4.46	9/3/2024
	9/3/2013	(4)					18,750	72,000
	9/6/2011		50,000	—	$1.42	9/5/2021

Vivekanand Mahadevan	4/14/2014	(3)	—	129,000	$3.67	4/13/2024

David B. Walrod	9/4/2014	(2)	—	65,000	$4.46	9/3/2024
	9/3/2013	(4)					18,750	72,000
	9/19/2011		100,000	—	$1.42	9/18/2021

(1)	The market value is based on the closing price of our common stock on January 31, 2015, which was $3.84 per share.
(2)	Option award vests entirely one year after the vesting commencement date. All of the shares subject to the option will immediately vest upon a change of control.
(3)	Option award vests at a rate of 1/3rd of the total number of shares subject to the option each year after the vesting commencement date. All of the shares subject to the option will immediately vest upon a change of control.
(4)	Restricted stock unit award vests at a rate of 1/8th of the total number of units each quarter after the vesting commencement date. All of the shares will immediately vest upon a change of control.

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year 2015 with management and KPMG LLP (“KPMG”) and discussed with KPMG those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions with management and KPMG, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended January 31, 2015 be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

William H. Kurtz (Chairperson)

Cheemin Bo-Linn

Vivekanand Mahadevan

David B. Walrod

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by KPMG, and its affiliates (collectively, the “KPMG Entities”) in each year are compatible with the auditor’s independence. The following table shows fees billed for professional services rendered by the KPMG Entities for the audit of our financial statements and other services for the years ended January 31, 2015 and 2014:

	2015	2014
Audit fees	$800,000	$977,165
Audit related fees	110,988	—
Tax fees	—	—
All other fees	41,230	—

	$952,218	$977,165

Audit Committee Pre-Approval Procedures

With respect to independent registered public accounting firm services and fees, it is our practice to require pre-approval of audit, audit-related, tax and other specified services on an annual basis. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, we seek specific pre-approval by the Audit Committee. Other specified services are generally pre-approved only when the amount of such services is expected to be different than the prior year or normal fees. Proposed services anticipated to exceed pre-approved cost levels are discussed with the Audit Committee. It is our practice that the Audit Committee Chairman has pre-approval authority with respect to permitted services. The Chairperson of the Audit Committee reports any pre-approval decisions to our Audit Committee at its next scheduled meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated by our Board at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines. Each nominee is now a member of the Board. If either nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring at the 2018 Annual Meeting of Stockholders.

Lawrence W. Lang

Vivekanand Mahadevan

The election of directors will be determined by the two nominees receiving the greatest number of votes from shares eligible to vote. Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s nominees in the manner described on the proxy, each proxy received will be voted for the election of each of the Board’s nominees. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy, if any. We are not aware that any of the nominees will be unable or will decline to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH NAMED NOMINEE.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2016

Based upon its review of KPMG’s qualifications, independence and performance, the Audit Committee of our Board has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by the stockholders. However, as a matter of corporate governance, the Audit Committee is submitting its appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2016 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the voting power of the common stock present in person or by proxy at the Annual Meeting, is required to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending January 31, 2016.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2016.

GENERAL INFORMATION

Stockholder Proposals for the 2016 Annual Meeting

Our Bylaws provide stockholders who wish to present proposals for action, or to nominate directors, at our next annual meeting of stockholders (that is, the next annual meeting following the annual meeting to which this proxy statement relates) must give written notice thereof to our Corporate Secretary at the address set forth on the cover page of this proxy statement in accordance with the provisions of our Bylaws, which require that such notice be given no earlier than December 19, 2015 and no later than January 18, 2016.

Annual Report and Financial Statements

A copy of our 2015 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended January 31, 2015, is available along with this proxy statement and other voting materials and information on the website www.astproxyportal.com/ast/18521.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to reporting filed the required reports on time during fiscal year 2015, with the exception of one Form 4 for one executive which was filed one day late.

OTHER MATTERS

The Company knows of no other matters to be properly submitted for stockholder action at the 2015 Annual Meeting. If any other matters properly come before the Annual Meeting, your shares of Common Stock will be voted at the discretion of the designated proxy holders.

IT IS IMPORTANT THAT ALL PROXIES BE RETURNED PROMPTLY. THE BOARD OF DIRECTORS URGES YOU TO VOTE VIA THE INTERNET OR BY TELEPHONE AS INSTRUCTED ON THE E-PROXY NOTICE OR PROXY CARD, OR IF YOU HAVE REQUESTED PROXY MATERIALS IN PAPER FORM, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

0
VIOLIN MEMORY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIOLIN MEMORY, INC.
The undersigned hereby appoints Kevin A. DeNuccio and Cory J. Sindelar, as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all shares of common stock of Violin Memory, Inc. (the “Company”) standing in the name of the undersigned on April 14, 2015, with all powers which the undersigned would possess if present at the 2015 Annual Meeting of Stockholders of the Company to be held on June 4, 2015 or at any adjournment or postponement thereof. Receipt of the Notice of the 2015 Annual Meeting of Stockholders and Proxy Statement and the 2015 Annual Report is hereby acknowledged.
(Continued and to be signed on the reverse side.)
1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

VIOLIN MEMORY, INC.

June 4, 2015

GO GREEN

20230000000000001000 9   060415

1. To elect the following Class II Director Nominees

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Lawrence J. Lang
- ○ Vivekanand Mahadevan

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____ Date: ____ Signature of Stockholder ____ Date: ____

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
VIOLIN MEMORY, INC.
June 4, 2015
GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18521
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
20230000000000001000 9 060415
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
FOR ALL NOMINEES FOR WITHHOLD ALL NOMINEES AUTHORITY
FOR (See ALL instructions EXCEPT below)
O Lawrence J. Lang
O Vivekanand Mahadevan
2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016.
NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method.
Signature of Stockholder Date:
MARK?“X” HERE IF YOU PLAN TO ATTEND THE MEETING.
Signature of Stockholder Date:
title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.